EXHIBIT 12.1

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                            THE COCA-COLA COMPANY AND SUBSIDIARIES
                     COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                (IN MILLIONS EXCEPT RATIOS)


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                                                            Year Ended December 31,
                                          -----------------------------------------------------------
                                             1995       1994        1993        1992        1991
                                          -----------------------------------------------------------

Earnings:

  Income from continuing operations
     before income taxes and changes
     in accounting principles               $ 4,328     $ 3,728     $ 3,185     $ 2,746     $ 2,383

  Fixed charges                                 318         236         213         207         222

  Less: Capitalized interest, net                (9)         (5)        (16)        (10)         (8)

       Equity income, net of dividends          (25)         (4)        (35)        (30)        (16)
                                          -----------------------------------------------------------
     Adjusted earnings                      $ 4,612     $ 3,955     $ 3,347     $ 2,913     $ 2,581
                                          ===========================================================

Fixed charges:

  Gross interest incurred                   $   281     $   204     $   184     $   181     $   200

  Interest portion of rent expense               37          32          29          26          22
                                          -----------------------------------------------------------
     Total fixed charges                    $   318     $   236     $   213     $   207     $   222
                                          ===========================================================


     Ratios of earnings to fixed charges       14.5        16.8        15.7        14.1        11.6
                                          ===========================================================


The Company is contingently liable for guarantees of indebtedness of independent bottling companies and others (approximately $202 million at December 31, 1995).  Fixed charges for these contingent liabilities have not been included in the computations of the above ratios as the amounts are immaterial and, in the opinion of Management, it is not probable that the Company will be required to satisfy the guarantees.

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